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                      EXHIBIT 23.2 -- CONSENT OF KPMG LLP

                          INDEPENDENT AUDITORS' CONSENT

THE BOARD OF DIRECTORS
NATIONAL TECHTEAM, INC.:

We consent to incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-23745, 333-43807, and 333-53807) and the Registration Statements on Form S-8 (Nos. 333-04731 and 333-04733) of National Tech Team, Inc., of our report dated February 11, 2000, related to the balance sheets as of December 31, 1999 and 1998, and the related statements of operations, changes in partners' capital and cash flows for the years ended December 31, 1999 and 1998, and for the period from inception (October 1, 1997) through December 31, 1997 of GE TechTeam LP, which report appears in the 1999 Annual Report on Form 10-K of National TechTeam, Inc.



                                                             /s/ KPMG LLP


Dallas, Texas
March 29, 2000